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                                  Exhibit 23.5



           Updated Consent of Grant Thornton LLP (Vestin Fund II, LLC)

We have issued our report dated December 8, 2000, accompanying the financial statements of Vestin Fund II, LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Reno, Nevada
April 16, 2001